OMB APPROVAL
                                                       OMB Number:  3235-0362
                                                       Expires: January 31, 2005
                                                       Estimated average burden
                                                       hours per response....1.0

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
F O R M   5
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

[ ] Check box if no longer subject to
    Section 16. Form 4 or Form 5 obli-
    gations may continue. See Instruc-
    tion 1(b).
[ ] Form 3 Holdings Reported
[ ] Form 4 Transactions Reported
--------------------------------------------------------------------------------

1. Name and Address of  2. Issuer Name and Ticker  6. Relationship of Reporting
   Reporting Person*       or Trading Symbol          Person(s) to Issuer
                                                       (Check all applicable)
 IFG World Holdings, Inc.  International Financial
                           Group, Inc.                   Director   X  10% Owner
 ------------------------  ------------------------  ---           ---
 (Last)  (First) (Middle)                                Officer       Other
                                                     --- (give     --- (specify
 Suite 4, Temple Bldg., Main &                            title         below)
 Prince William Sts.                                      below)
 -----------------------------
       (Street)                                      ---------------------------

Charlestown, Nevis  WI
-----------------------
 (City)  (State) (Zip)

3. I.R.S. Identification     4. Statement for      7. Individual or Joint/
   Number of Reporting          Month/Year            Group Filing
   Person, if an entity           July, 2002             (Check Applicable Line)
   (Voluntary)                  -----------------         Form filed by One
        None                                           X  Reporting Person
   ----------------------    5. If Amendment,         ---
                                Date of Original          Form filed by More
                                (Month/Day/Year)          than One Reporting
                                                          Person
                                -----------------     ---

                         Table I -- Non-Derivative Securities Acquired, Disposed
                                    of, or Beneficially Owned
                         -------------------------------------------------------

1. Title of Security  2. Trans-  2.A       3. Trans-     4. Securities
   (Instr. 3)            action  Deemed       action        Acquired (A) or
                         Date    Execution    Code          Disposed of (D)
                         (Month  Date, if     (Instr. 8)    (Instr. 3, 4, and 5)
                          Day/   any
                         Year)   (Month                               (A)
                                  Day/                                 or
                                  Year)                      Amount   (D) Price
   Common Shares       3/13/00                    3       $     1,000  A  $.001
   -----------------   --------  ---------    ----------  ----------------------
   Common Shares       6/14/00                    3       $15,999,000  A  $.01
   -----------------   --------  ---------    ----------  ----------------------
   Common Shares       1/31/01                    3       $ 4,000,000  A  $.50
   -----------------   --------  ---------    ----------  ----------------------

                        5. Amount of           6. Owner-        7. Nature of
                           Securities             ship             Indirect
                           Beneficially           Form:            Beneficial
                           Owned at end           Direct           Ownership
                           of Issuer's            (D) or           (Instr. 4)
                           Fiscal Year            Indirect
                           (Instr. 3 and 4)       (I)
                                                  (Instr. 4)

                           ----------------       ----------      --------------
                             20,000,000              D            By Corporation
                           ----------------       ----------      --------------

                           ----------------       ----------      --------------

  Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1. Title of   2. Conver-  3. Trans-  3A.       4. Trans-     5. Number of Deriv-
   Derivative    sion or     action  Deemed       action        ative Securities
   Security      Exercise    Date    Execution    Code          Acquired (A) or
   (Instr. 3)    Price of    (Month/ Date, if     (Instr. 8)    Disposed of (D)
                 Deri-        Day/   any                        (Instr. 3, 4
                 vative       Year)  (Month                        and 5)
                 Security            Day/
                                     Year)                       (A)     (D)
   N/A           N/A         N/A     N/A       N/A           N/A         N/A
   ----------    --------    ------- --------- ------------- -------------------

   ----------    --------    ------- --------- ------------- -------------------

   ----------    --------    ------- --------- ------------- -------------------

6. Date Exer-         7. Title and Amount of    8. Price of    9. Number of
   cisable and           Underlying Securities     Derivative     Derivative
   Expiration            (Instr. 3 and 4)          Security       Securities
   Date                                            (Instr. 5)     Benificially
   (Month/Day                                                     Owned at end
    Year)                                                         of Year
                                                                  (Instr. 4)
   Date      Expira-                Amount or
   Exer-     tion          Title    Number of
   cisable   Date                   Shares
   N/A       N/A         N/A        N/A            N/A            N/A
   -----------------     ---------------------     ----------     --------------

   -----------------     ---------------------     ----------     --------------

   -----------------     ---------------------     ----------     --------------

10. Ownership       11. Nature of
    Form of             Indirect
    Derivative          Beneficial
    Security:           Ownership
    Direct (D) or       (Instr. 4)
    Indirect (I)
    (Instr. 4)
    N/A                 N/A
    -------------       ----------

    -------------       ----------

    -------------       ----------

Explanation of Responses: IFG World Holdings Inc purchased 20,000,000 ordinary (common) shares of International Financial Group Inc. on the dates indicated above. International Financial Group Inc. was declared effective on October 31, 2001. IFG World Holdings Inc. was not aware it had to file this form or Form 3 until January 2003. No shares have been disposed of by IFG World Holdings Inc.


                         /s/ Daniel MacMullin                  January 17, 2003
                       -------------------------------         -----------------
                       Daniel MacMullin, President             Date


     * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.